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                                  EXHIBIT 10.21

                  AMENDMENT NO. 3 TO MASTER AGREEMENT TO LEASE

      This Amendment No. 3 (hereinafter "Amendment 3") is made to that certain Master Agreement to Lease between National Health Investors, Inc. ("Landlord") and National HealthCare L.P. ("Tenant") dated October 17, 1991, (hereinafter "Master Lease"), and is entered into effective this 22nd day of July, 1997.

      WHEREAS, pursuant to the terms of the Master Lease, National HealthCare L.P. ("NHC") has heretofore agreed to lease certain licensed nursing homes or retirement centers in 43 locations as identified on Exhibit A to said Master Lease; and

      WHEREAS, NHC has obtained a Certificate of Need to expand the number of licensed beds or has constructed ancillary space in fourteen of said projects, namely eight licensed nursing homes in Tennessee -- Athens, Scott, Colonial Hill Retirement, Milan, Nashville, Pulaski, Sequatchie, Smithville, two in Missouri -- Joplin and St. Charles, two in South Carolina -- Laurens and Anderson, Merritt Island in Florida and Glasgow in Kentucky; and

      WHEREAS, pursuant to Board resolution of today's date, the Board of National Health Investors, Inc. ("NHI") has agreed to finance said expansions and NHC has agreed to pay an increased lease rate thereon, all on the following terms and conditions; and

      NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES, the parties do hereby amend the Master Lease by the addition of the following as paragraph 2.07:

      2.07: Expanded Projects. Landlord and Tenant hereby agree that Tenant is granted the right to increase the licensed bed capacity and/or create revenue producing ancillary space at the Leased Property located in Athens, NHC/Scott in Lawrenceburg, Colonial Hill Retirement in Chattanooga, Milan, Nashville, Pulaski, Sequatchie, and Smithville, Tennessee; Glasgow, Kentucky; Joplin and St. Charles, Missouri, Laurens and Anderson, South Carolina; and Merritt Island, Florida, so long as its expansions are either exempt from or authorized with a certificate of need from the appropriate governmental authority and are constructed in a substantially similar manner as the existing Leased Property. Landlord agrees at the request of Tenant from time to time to reimburse Tenant for such hard costs, including land, construction, landscaping, fixtures or appurtenances, as Tenant may have incurred in the expansion of the Project. At such time as this reimbursement is sought by Tenant, Tenant agrees to amend the individual lease for that Leased Property, and to increase the base rent thereon by an annual factor equal to 9.5% times the expenses reimbursed by Landlord.

      The parties further agree that the Additional Rent provided for in paragraph 2.02 above shall commence on that part of the Leased Property expanded pursuant to the terms of this paragraph 2.07 effective the first day of January of 1999, with 1998 as the Base Year.

      All the rest and residue of the Master Lease and the individual lease on the Leased Properties located in Athens, NHC/Scott in Lawrenceburg, Colonial Hill Retirement in Chattanooga, Milan, Nashville, Pulaski, Sequatchie, and Smithville, Tennessee; Glasgow, Kentucky; Joplin and St. Charles, Missouri, Laurens and Anderson, South Carolina; and Merritt Island, Florida, are hereby ratified and affirmed. Executed effective this 22nd day of July, 1997.

                          NATIONAL HEALTH INVESTORS, INC.

                          /s/ Richard F. LaRoche, Jr.
                          Richard F. LaRoche, Jr., Vice President

                          NATIONAL HEALTHCARE L.P.

                          /s/ Robert G. Adams
                          Robert G. Adams, Senior Vice President